UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2007

CB RICHARD ELLIS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32205	94-3391143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Sepulveda Blvd., Suite 1050, El Segundo, California	90245
(Address of Principal Executive Offices)	(Zip Code)

(310) 606-4700

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by CB Richard Ellis Group, Inc., a Delaware corporation (the “Company”), in connection with the matters described herein.

Item 1.02	Termination of a Material Definitive Agreement.

On February 2, 2007, the Company and Robert Blain, President of Asia-Pacific Operations, entered into a Mutual Termination Agreement, which terminated Mr. Blain’s Offer of Employment letter, dated January 23, 2002, as amended, but did not alter or modify Mr. Blain’s employment status, current position or compensation with the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 2, 2007, the Compensation Committee of the Company’s Board of Directors approved cash bonuses for the Company’s executive officers, based on achievement of Company financial performance and individual operational objectives and calculated in accordance with previously disclosed targets and formulas under the Company’s Executive Bonus Plan. In addition, the Compensation Committee approved a cash bonus of $1.5 million to Robert E. Sulentic, who joined the Company as Group President, Development Services, Asia-Pacific and EMEA Operations upon the acquisition of the Trammell Crow Company (“Trammell Crow”) on December 20, 2006. Mr. Sulentic’s cash bonus was determined in the first instance by former members of Trammell Crow’s Compensation Committee in accordance with the Agreement and Plan of Merger between the Company, Trammell Crow and A-2 Acquisition Corp. This cash bonus was based on targets and performance criteria established in 2006 by the Trammell Crow Compensation Committee and on Mr. Sulentic’s performance as the chief executive officer of Trammell Crow.

The Company intends to provide additional information regarding the compensation awarded to its named executive officers for the year ended December 31, 2006 in the proxy statement for the Company’s 2007 annual meeting.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 8, 2007	CB RICHARD ELLIS GROUP, INC.

	By:	/s/ KENNETH J. KAY
Kenneth J. Kay
Chief Financial Officer

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